Exhibit 99.1

Coach Industries Group Inc. and SCI Two-Wheel, Inc. Settle Lawsuit with Former Insurance Carrier Transguard Insurance Company of America, Inc.

COOPER CITY, Fla.—(BUSINESS WIRE)— Coach Industries Group, Inc. (“Coach”) (OTCBB:CIGI – News), which offers an array of financial services to commercial fleet operators, including vehicle financing and specialty insurance products, today announced that it, along with its subsidiaries Sub-contracting Concepts, Inc. (Connecticut) (“SCI-CT”), Subcontracting Concepts, Inc. (New York) (“SCI-NY”) and SCI Two-Wheel, Inc. (“SCI-2”) (collectively, the “Defendants”) had settled litigation brought by Transguard Insurance Company of America, Inc. (“TGIA”) and National Association of Independent Truckers, LLC (“NAIT”), (collectively, the “Plaintiffs”). Plaintiffs initiated the lawsuit with allegations of breach of fiduciary duty, breach of contract (implied and in fact) and an account stated, seeking damages of $1,054,000. Plaintiffs field a counterclaim against TGIA and NAIT and a third-party claim against Transguard General Insurance Agency, Inc. (“TGG”) alleging breach of a December 4, 2004 Insurance Program Marketing Agreement. As consideration for the settlement, the Defendants

•	Paid the Plaintiffs $400,000 on December 12, 2006;

•	Agreed that TGIA could retain $80,000 held in escrow on behalf of the Defendants; and

•	Waived a claim that Defendants had made premium overpayments to TGIA of $47,000.

Robert L. Lefebvre, Coach Chief Executive Officer, stated “We are happy to have this case behind us. Both companies had a difference of opinion on the wording of the two-year agreement and unfortunately it had to go before a Federal Judge to settle the dispute. We are happy with the judge’s mediation reasoning. Transguard was a good carrier for us and they continue to act in a professional manner in the handling of claims incurred by our drivers during the agreement period and we thank them for that.”

“Bob did a great job in explaining our case and getting this litigation behind us,” stated Steve Rothman, Coach Chairman of the Board. “Bob’s main objective as the new CEO is to try and clear our plate of some of the litigation that we are currently involved in. He is an excellent negotiator and straight shooter. We applaud his victory here.”

About Coach Industries Group, Inc.

Coach Industries Group, Inc. (OTCBB:CIGI - News; “Coach”) a holding company focused on providing financial services and the manufacturing of luxury limousine and specialty vehicles to Commercial Fleet Operators.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

Coach Industries Group, Inc., Cooper City

Robert L. Lefebvre, 954-602-1400

IR@cigi.cc